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Exhibit 10.14

NOVEON HOLDINGS, INC.

AMENDED AND RESTATED EMPLOYEE STOCK PURCHASE PLAN

        1.    Name.    This plan shall be known as the NOVEON HOLDINGS, INC. AMENDED AND RESTATED EMPLOYEE STOCK PURCHASE PLAN (the "Plan").

        2.    Purpose.    The Plan is intended to encourage participation in the ownership and economic progress of Noveon Holdings, Inc. (the "Company") by offering certain directors and employees the opportunity to purchase shares of the Company's common stock, par value $0.01 per share (the "Common Stock").

        3.    Administration.    The Plan shall be administered by the Compensation Committee (the "Committee") of the Board of Directors of the Company (the "Board"), provided, however in the event that no such Committee is established, the Plan shall be administered by the Board, and in such event all references herein to the Committee shall be deemed to reference the Board. Subject to the express provisions of the Plan, the Committee shall have the discretion (i) to construe and interpret the Plan, (ii) to prescribe, amend or rescind rules and regulations relating to the administration of the Plan and (iii) to make all other determinations necessary or advisable for the administration of the Plan, including, without limitation, who shall participate in the Plan, how many shares shall be sold to each participant and the price at which shares shall be sold under the Plan.

        4.    Stock Subject to Plan.    The stock to be offered under the Plan shall be an aggregate of 100,000 shares of Common Stock. If the outstanding Common Stock is increased, decreased, or changed into, or exchanged for a different number or kind of shares or securities of the Company through reorganization, merger, recapitalization, reclassification, stock split, stock consolidation or similar transaction, an appropriate and proportionate adjustment shall be made in the number and kind of shares which may be sold and which are purchased under the Plan.

        5.    Price and Payment.    The purchase price for the Common Stock issued pursuant to stock purchase rights awarded under the Plan shall be as determined by the Committee. The minimum amount of Common Stock that may be purchased under the Plan is $2,500. Employees who are awarded the right to purchase shares under the Plan shall pay the purchase price for such shares by check or such other payment acceptable to the Company.

        6.    Stock Subscription Agreement.    Any person who purchases Common Stock pursuant to the Plan shall enter into a Subscription Agreement with the Company in substantially the form of Exhibit A hereto.

        7.    Amendment and Termination.    The Committee may, at any time, suspend, amend or terminate the Plan; provided, however, that no suspension, amendment or termination hereof shall amend, alter or impair any rights or obligations with respect to any Common Stock previously sold under the Plan. Unless terminated earlier, this Plan shall terminate on July 24, 2011.

Dated: April 24, 2002

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  Exhibit 10.14
NOVEON HOLDINGS, INC.
AMENDED AND RESTATED EMPLOYEE STOCK PURCHASE PLAN